Exhibit 5.1

Our Ref	RDS/634532-000001/6986422v1
Direct tel	+852 2971 3046
Email	richard.spooner@maplesandcalder.com

Country Style Cooking Restaurant Chain Co., Ltd.

No. 1-2, 5F Mingyi Floor, Junhao Building

No. 8 Jianxin North Road

Jiangbei District, Chongqing

People’s Republic of China

14 May 2014

Dear Sirs

Country Style Cooking Restaurant Chain Co., Ltd. (the “Company”)

We have examined the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of an amount of 2,360,000 Ordinary Shares of par value US$0.001 in the capital of the Company (the “Shares”) for issuance pursuant to the Company’s 2009 Share Incentive Plan (the “Plan”).

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued and credited as fully paid and non-assessable (meaning that no further sums are payable to the Company with respect to the holding of such Shares).

This opinion is subject to the qualification that under the Companies Law (2013 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2013 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully,

/s/ Maples and Calder